CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF BRIGHTSPHERE INVESTMENT GROUP INC.

BrightSphere Investment Group Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.    The present name of the Corporation is “BrightSphere Investment Group Inc.” The Corporation was originally incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of Delaware on May 29, 2014, under the name “OMAM US, Inc.”

2.    The date on which the Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”) was filed with the Secretary of the State of Delaware is July 12, 2019.

3.    ARTICLE I of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Acadian Asset Management Inc.

4.    This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

5.    This Certificate of Amendment shall become effective as of January 1, 2025.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on this 31st day of December, 2024.

By: /s/ Richard J. Hart
Name: Richard J. Hart
Title: Chief Legal Officer and Secretary